     As filed with the Securities and Exchange Commission on April 11, 1997

                                                    Registration No. 33-_______



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       UNIVEST CORPORATION OF PENNSYLVANIA
               (Exact name of issuer as specified in its charter)

          Pennsylvania                                          23-1886144
 (State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                     14 N. Main Street, Souderton, PA 18964
               (Address of Principal Executive Offices) (Zip Code)

                       UNIVEST CORPORATION OF PENNSYLVANIA
                          1993 LONG-TERM INCENTIVE PLAN
                            (Full title of the Plan)

                           Robert H. Schong, Secretary
                       UNIVEST CORPORATION OF PENNSYLVANIA
                                14 N. Main Street
                               Souderton, PA 18964
                     (Name and address of agent for service)

                                 (215) 721-2400
          (Telephone number, including area code, of agent for service)

                                 With copies to:
                          Wilhelm L. Gruszecki, Esquire
                     Fox, Rothschild, O'Brien & Frankel, LLP
                                  P. O. Box 431
                             Lansdale, PA 19446-0431

                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------
Title of Securities                 Amount           Proposed Maximum      Proposed Maximum      Amount of
 to be Registered                    to be             Offering Price          Aggregate        Registration
                                  Registered            Per Share*          Offering Price*         Fee
------------------------------------------------------------------------------------------------------------
Common Stock                        245,838
$5.00 per share                     shares              $39.50              $9,710,601.00          $2942.61
------------------------------------------------------------------------------------------------------------


* Estimated solely for the purpose of determining the registration fee. Based upon the average of the bid and asked price of the Common Stock as of April 7, 1997.

                              --------------------

Shares covered by this Registration Statement shall be issued from time to time upon the exercise of stock options and in connection with other types of rights or awards granted under the Plan.

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                                     PART I

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS (1)

Item 1. Plan Information

         The documents containing the information specified in Part I of Form S-8 (plan information and registration information) will be sent to given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933 (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meet the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information


                                   ----------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference

         The following documents filed by the Corporation with the Commission are incorporated herein by reference and all documents subsequently filed by the Corporation with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

--------
(1) This information is not required to be included in, and is not incorporated by reference in, this Registration Statement.


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     1.   The Corporation's Annual Report on Form 10-K for the year ended
          December 31, 1996.

     2. The description of the Common Stock contained in a registration statement on Form S-14 dated March 1, 1973.

Item 4. Description of Securities - Not applicable.

Item 5. Interests of Named Experts and Counsel - Not applicable.

Item 6. Indemnification of Officers and Directors

         Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, (15 Pa. C.S.A. ss.ss.1741-1750) (the "BCL") provides that a business corporation shall have the power under certain circumstances to indemnify directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding.

         Section 1721 of the BCL (relating to the Board of Directors) declares that unless otherwise provided by statute or in a bylaw adopted by the shareholders, all powers enumerated in Section 1502 (relating to general powers) and elsewhere in the BCL or otherwise vested by law in a business corporation shall be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of, a board of directors. If any such provision is made in the bylaws, the powers and duties conferred or imposed upon the board of directors under the BCL shall be exercised or performed to such extent and by such person or persons as shall be provided in the bylaws.

         Section 1712 of the BCL provides that a director shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

         (1) One or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;


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         (2) Counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

         (3) A committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith, if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

         Except as otherwise provided in the bylaws, an officer shall perform his duties as an officer in good faith, in a manner he reasonably believes to be in the best interests of the Corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. A person who so performs his duties shall not be liable by reason of having been an officer of the Corporation.

         Section 1716 also states that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of Section 1712. In addition, absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the corporation.

         Moreover, Section 1713 addresses the personal liability of directors and states that if a bylaw adopted by the shareholders so provides, a director shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

         (1) the director has breached or failed to perform the duties of his office under this section; and

         (2) the breach or failure to perform constitutes self- dealing, willful misconduct or recklessness.

         The provisions discussed above shall not apply to:

         (1) the responsibility or liability of a director pursuant to any criminal statute; or

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

         (2) the liability of a director for the payment of taxes pursuant to local, state or federal law.

         Finally, Section 1714 states that a director of a corporation who is present at a meeting of its board of directors, or of a committee of the board, at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section 1721 shall bar a director from asserting that minutes of the meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of such minutes, he notified the secretary, in writing, of the asserted omission or inaccuracy.

         Section 1741 of the BCL (relating to third party actions) provides that unless otherwise restricted in its bylaws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had reasonable cause to believe that his conduct was not unlawful.

         Section 1742 of the BCL (relating to derivative actions) provides that unless otherwise restricted in its bylaws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the

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

corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Common Pleas or such other court shall deem proper.

         Section 1743 of the BCL (relating to mandatory indemnification) provides for mandatory indemnification of directors and officers such that to the extent that a representative of the business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 (relating to third party actions) or 1742 (relating to derivative actions), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith.

         Section 1744 of the BCL (relating to procedure for effecting indemnification) provides the procedure for effecting indemnification. Under this section, unless ordered by a court, any indemnification under Section 1741 (relating to third party actions) or 1742 (relating to derivative actions) shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct set forth in those sections. The determination shall be made:

         (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

         (2) if such quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

         (3) by the shareholders.


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         Section 1745 of the BCL (relating to advancing expenses) provides that expenses (including attorneys' fees) incurred in defending any action or proceeding referred to above may be paid by the business corporation in advance of the final disposition of the action or proceeding upon receipt of an understanding by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the BCL or otherwise.

         Section 1746 of the BCL (relating to supplementary coverage) provides that the indemnification and advancement of expenses provided by or granted pursuant to the other sections of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         Section 1746 of the BCL also provides that indemnification referred to above shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         Section 1746 further declares that indemnification under any bylaw, agreement, vote of shareholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Such indemnification is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

         Section 1747 of the BCL (relating to the power to purchase insurance) provides that unless otherwise restricted in its by-laws, a business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of the BCL. Such insurance is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.


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

         Section 1750 of the BCL (relating to duration and extent of coverage) declares that the indemnification and advancement of expenses provided by, or granted pursuant to, the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representatives of that person.

         Article IV of the By-Laws of the Corporation provides a broad range of indemnification for its directors and officers. In essence, directors and officers will be indemnified for any act committed while in the course of their association with the Corporation, provided that the director or officer shall be finally adjudged in the action, suit or proceeding to have been liable for willful misconduct or recklessness in the performance of his duties as a director or officer.

Item 7. Exemption from Registration Claimed - Not applicable.

Item 8. Exhibits

Exhibit 4(a) Articles of Incorporation of the Corporation as amended through April 12, 1994

Exhibit 4(b)               Amended By-Laws of the Corporation

Exhibit 5 Opinion of Fox, Rothschild, O'Brien & Frankel, LLP, corporate counsel to the Corporation

Exhibit 23(a)              Consent of Ernst & Young LLP

Exhibit 23(b) Consent of Fox, Rothschild, O'Brien & Frankel, LLP (included as part of Exhibit 5)

Exhibit 99(a)* Annual Report on Form 10-K for the fiscal year ended December 31, 1996

Exhibit 99(b) Univest Corporation of Pennsylvania 1993 Long Term Incentive Plan, as amended

*.. Incorporated by reference (File No. 0-7617)


Item 9. Undertakings

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


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

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liability under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action,

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

suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by such final adjudication of such issue.


                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Souderton, Commonwealth of Pennsylvania, on April 8, 1997.

                                             UNIVEST CORPORATION OF PENNSYLVANIA


                                             By: /s/___________________________
                                                Merrill S. Moyer
                                                Title:  Chairman and President

         Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

                                     Capacity                             Date
                                     --------                             ----


/s/_________________________
MERRILL S. MOYER                     Chairman, President                  4/8/97
Principal Executive Officer          and Director


/s/_________________________         Senior Vice President
WALLACE H. BIELER                    and Chief Financial Officer          4/8/97
Principal Financial and
Accounting Officer

/s/_________________________
James L. Bergey                      Director                             4/8/97

/s/_________________________
Clair W. Clemens                     Director                             4/8/97


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/s/_________________________
R. Lee Delp                          Director                    4/8/97

/s/_________________________
Charles H. Hoeflich                  Director                    4/8/97

/s/_________________________
Norman L. Keller                     Director                    4/8/97

/s/_________________________
Thomas K. Leidy                      Director                    4/8/97

/s/_________________________
Harold M. Minninger                  Director                    4/8/97

/s/_________________________
Merrill S. Moyer                     Director                    4/8/97

/s/_________________________
P. Gregory Shelly                    Director                    4/8/97

/s/_________________________
John U. Young                        Director                    4/8/97


         The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other than persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Souderton, Commonwealth of Pennsylvania, on April 8, 1997.

                                         UNIVEST CORPORATION OF PENNSYLVANIA
                                         1993 LONG TERM INCENTIVE PLAN

                                         By: /s/_______________________________
                                            CHARLES H. HOEFLICH
                                            Administrative Committee Member

                                         By: /s/_______________________________
                                            JAMES L. BERGEY
                                            Administrative Committee Member

                                         By: /s/_______________________________
                                            THOMAS K. LEIDY
                                            Administrative Committee Member

                                         By: /s/_______________________________
                                            HAROLD M. MININGER
                                            Administrative Committee Member

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                                  EXHIBIT INDEX

                                                                       Page

Exhibit 4(a)               Articles of Incorporation of the             13
                           Corporation as amended through April
                           12, 1994


Exhibit 4(b)               Amended By-Laws of the Corporation           16


Exhibit 5                  Opinion of Fox, Rothschild, O'Brien          40
                           & Frankel, LLP, corporate counsel
                           to the Corporation


Exhibit 23(a)              Consent of Ernst & Young LLP                 42


Exhibit 23(b)              Consent of Fox, Rothschild, O'Brien
                           & Frankel, LLP (included as part of
                           Exhibit 5)


Exhibit 99(a)*             Annual Report on Form 10-K for the
                           fiscal year ended December 31, 1996


Exhibit 99(b)              Univest Corporation of Pennsylvania          43
                           1993 Long-Term Incentive Plan, as
                           amended







* .. Incorporated by reference (File No. 0-7617)




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